March 31, 2009

VIA FEDERAL EXPRESS AND ELECTRONIC MAIL

TRX Capital, LLC
8875 Research Dr.
Irvine, CA 92618
Attention: Tydus Richards

John P. Baugues Jr.
3202 Third Avenue North
Billings, Montana 59101

Re:	MGMT Energy - Termination of Acquisition Agreement

Gentlemen:

Reference is made to that certain Acquisition Agreement, dated as of January 9, 2009, by and among MGMT Energy, Inc., a Nevada corporation (formerly known as Quantum Information, Inc.) (the “Company”), John P. Baugues Jr., an individual (“Mr. Baugues”), The John P. Baugues Sr. Family Trust (the “Trust”) and TRX Capital, LLC, a California limited liability company (“TRX” and together with Mr. Baugues and the Trust, “Sellers”).  Each of the Company and Sellers are referred to singularly as a “Party” and collectively as the “Parties.”

By their signatures below, the Parties hereby terminate the Acquisition Agreement, pursuant to Section 10.01(a)(i) thereof, effective immediately following, and conditioned upon, the approval of the shareholders of the Company of this letter and the transactions contemplated hereby This letter is being delivered pursuant to Sections 10.01(b) and 11.03 of the Acquisition Agreement.

Notwithstanding Section 10.01(b) of the Acquisition Agreement, the Parties hereby agree that neither Party shall cause its nominees to the Board of Directors of the Company to resign as a result of the termination of the Acquisition Agreement.

If you are in agreement with the above, please countersign the enclosed copy of this letter and return it to us.

Very truly yours,

MGMT Energy, Inc.

By:
Its:

Approved and acknowledged as of March 31, 2009.

TRX Capital, LLC

Name: Tydus Richards
Title: Authorized Signatory

The John P. Baugues Sr. Family Trust

Name: Christopher Kirk
Title: Trustee

John P. Baugues Jr.

[Letter Re: Termination of Acquisition Agreement]